UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Barnes & Noble, Inc.

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On September 9, 2010, the Board of Directors of Barnes & Noble, Inc. sent the following letter to shareholders:

September 9, 2010

PROTECT THE VALUE OF YOUR INVESTMENT IN BARNES & NOBLE:

VOTE THE WHITE PROXY CARD TODAY

Dear Fellow Shareholder:

Barnes & Noble needs your support at the 2010 Annual Meeting of Shareholders on September 28, 2010. Your vote is important – no matter how many shares you own. To protect your investment, please use the enclosed WHITE proxy card to vote today – by telephone or Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

DON’T BE FOOLED BY MR. BURKLE: WE BELIEVE HE IS SEEKING TO GAIN CONTROL

OF BARNES & NOBLE WITHOUT PAYING FULL VALUE

Ronald Burkle, through his investment vehicle Yucaipa, has nominated three hand-picked candidates (including himself) to your Board of Directors and wants to weaken Barnes & Noble’s Shareholder Rights Plan.1 The Rights Plan your Board adopted protects investors by limiting the ability of anyone to acquire more than 20% of Barnes & Noble’s stock without Board approval and preventing two or more parties from teaming up to take control of your company without making an offer to pay all shareholders full value.

Mr. Burkle is seeking the ability for any investor to buy up to 30% of your Company’s shares. While he claims that he wants to “level the playing field,” we believe that he would like the ability to form a control bloc with another Los Angeles-based investor, Aletheia Research & Management, Inc. Aletheia and Burkle have a history of following each other’s lead in buying significant stakes in companies, and Aletheia built a large stake in Barnes & Noble at around the same time as Burkle. Combined they now own more than 34% of the Company’s shares. If the Rights Plan is amended as Mr. Burkle has requested, Burkle and Aletheia could have a total control bloc by buying only an additional 16% in the open market – without having paid a control premium to Barnes & Noble shareholders. 2

[1]

While Yucaipa’s nominees, if elected, would constitute a minority of the Board, the Board believes Yucaipa’s proposal to elect its nominees, together with its precatory shareholder proposal to weaken the Rights Plan, are part of a larger effort to obtain control of the Company.

[2]

Yucaipa has reserved in its SEC filings the right to make a proposal to acquire all of Barnes & Noble’s shares and propose other M&A transactions involving Barnes & Noble. In addition, Yucaipa notified Barnes & Noble that it requested U.S. antitrust clearance which would permit Yucaipa to acquire 100% of the stock of Barnes & Noble.

Evidence also was presented to Vice Chancellor Strine of the Delaware Chancery Court that Burkle met with Peter Eichler, the founder of Aletheia, on August 14, 2009, the same day Burkle sent a letter to Leonard Riggio criticizing the Board’s strategic direction, and again in January 2010, after the Rights Plan had been adopted. In his opinion upholding the Rights Plan against a challenge by Burkle, Vice Chancellor Strine stated: “That Burkle and Eichler took a meeting on the same day that Burkle shot off his private letter to Riggio complaining about the College Booksellers deal, and met again after the Rights Plan was in place, are events that I, being neither Goober Pyle or Kenneth Parcell, believe were anything but coincidental and had everything to do with Barnes & Noble.” (Opinion, p. 67) “Moreover, it is clear that Aletheia’s Eichler is a big admirer of Burkle and that there is a strong possibility for the immediate formation of a control bloc if the Rights Plan were not in place.” (Opinion, p. 73)

We believe Burkle’s agenda is self-serving, and your Board strongly urges you to reject his proposals.

YOUR BOARD IS ALREADY TAKING BOLD STEPS TO CREATE SHAREHOLDER VALUE

Barnes & Noble is already executing a comprehensive plan to build value for all shareholders.

•	New Executive Leadership: Earlier this year, the Company named William Lynch CEO. Mr. Lynch brings strong technology and e-commerce expertise, having held executive positions at IAC and Palm.

•

Launched Digital Strategy: Barnes & Noble has leveraged its iconic brand to quickly establish itself as a major player in e-commerce and digital content. In just 12 months, Barnes & Noble’s share of the eBook market has quickly grown to 20% – even higher than its share of the physical book market.

•

Initiated A Review of Strategic Alternatives: A Special Committee of four independent members of your Board, assisted by top independent financial and legal advisors, is now hard at work conducting a review of strategic alternatives. This includes soliciting offers for a potential sale of the Company to maximize value for all shareholders.

•

Nominated Two New Highly Qualified Independent Directors: David Golden and Dr. David Wilson are completely independent and together will bring a wealth of technology, education and financial experience to the Board if elected.

By contrast, Ronald Burkle has been subjecting the Company to costly litigation and now is running a proxy contest. Mr. Burkle has offered no strategic vision and no plan for Barnes & Noble’s future. Instead, we believe he is trying to distract you from the real issues facing the Company and to distort the facts by criticizing the Company’s strategy, which has created – and we are confident will continue to create – value for all shareholders.

BARNES & NOBLE CREATED $3.8 BILLION OF VALUE FOR SHAREHOLDERS THROUGH GAMESTOP

Burkle has spent considerable time attacking transactions he claims have harmed the value of Barnes & Noble shares, but he ignores the fact that Barnes & Noble’s GameStop transactions delivered tremendous value. In 1999, Barnes & Noble acquired a video game retailer named Babbage’s from Mr. Riggio for $209 million. A year later, Barnes & Noble bought publicly traded Funco for $159 million and consolidated both companies under the GameStop brand. Then in a series of transactions, it delivered nearly $3.8 billion in value to Barnes & Noble shareholders through GameStop.

First, in 2002, Barnes & Noble received $250 million through an initial public offering of some of its GameStop shares. Then, in 2004, Barnes & Noble sold some of its GameStop shares back to GameStop for $111.5 million and then spun off its remaining GameStop shares to Barnes & Noble shareholders – and these shares achieved a peak market value of $3.8 billion in December 2007.3

[3]

GameStop shares reached a peak value of $63.30 in December 2007, which equates to a market value of nearly $3.8 billion for the 59.8 million shares (adjusted for a 2 for 1 stock split in March 2007) spun off to Barnes & Noble shareholders in 2004. The closing price of GameStop shares as of September 8, 2010 was $18.57, which equates to a market value of $1.1 billion for the 59.8 million shares.

Added together, the Company’s $368 million investment in GameStop in 2002 yielded Barnes & Noble shareholders almost $4.2 billion by 2007, thereby creating $3.8 billion of shareholder value over five years – a great investment by any measure.

THE COLLEGE TRANSACTION REUNITED THE BARNES & NOBLE BRAND

AND IS ESSENTIAL TO THE COMPANY’S DIGITAL TRANSFORMATION

Contrary to what Burkle wants you to believe, Barnes & Noble’s acquisition of the College Booksellers business is delivering compelling shareholder value as well as important long-term strategic benefits central to the Company’s digital transformation. Reuniting the retail and College bookstore businesses had been a top priority of the Barnes & Noble Board for many years. College is not only a strong and complementary business, but it also owned the Barnes & Noble trade name – which the Company needed to own in order to undertake its digital transformation. A Special Committee of independent directors with separate financial and legal advisors negotiated the transaction to make sure the transaction was fair to all shareholders.

Mr. Burkle criticizes College’s $514 million acquisition price, but he neglects to tell you that College came with $75 million in cash, meaning that Barnes & Noble acquired the ongoing business for only $439 million. In the twelve months ended April 30, 2010, College had approximately $49 million of operating profit and generated adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)4 of $117 million on a pro forma basis – equating to an acquisition price of only 3.8x EBITDA! This is a very low multiple for such an attractive business.

The College business continues to offer significant financial benefits to Barnes & Noble and its shareholders. College is a profitable business and in the most recent quarter, College comparable store sales increased 2.9%. This fiscal year, College is expected to generate approximately $65 million in cash from operations – making it a significant source of funding for the Company’s digital transformation.

But the strategic benefits go far beyond College’s financial contributions. By reuniting the Barnes & Noble brand and owning the Barnes & Noble College assets, the Company has been able to:

•

Integrate its Internet and digital products into a single, comprehensive brand and marketing offering. Today, Barnes & Noble is the only major online retailer to offer college students textbooks in every format – new, used, rental and digital – which makes Barnes & Noble highly relevant to students and the clear partner of choice for colleges and universities that need to modernize their offerings.

•

Launch its new digital strategy, centered around the NOOKstudy™, a feature-rich digital textbook and study tool that lets college students manage all their digital content on the computing device they rely on most, their PC or Mac.

•

Use the Barnes & Noble College distribution channels to build relationships with students during their college years and more effectively transition and solidify those relationships into lifetime Barnes & Noble customers.

SUPPORT YOUR BOARD’S HIGHLY QUALIFIED NOMINEES

BY VOTING THE WHITE PROXY CARD TODAY!

Your Board urges you to stop what we believe is Burkle’s thinly veiled attempt to seize control of Barnes & Noble by supporting your Board’s three highly qualified nominees – Leonard Riggio, David Golden and Dr. David Wilson – who are committed to looking out for your best interests. David Golden and Dr. David Wilson are completely independent and will bring a wealth of technology, education and financial experience to the Board.

[4]	See Appendix A for reconciliation of Barnes & Noble College Booksellers pro forma EBITDA to operating profit.

You can vote FOR your Board’s nominees and AGAINST Yucaipa’s non-binding proposal by simply signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided, or by following the easy instructions to vote by telephone or Internet. Your Board is unanimous in its opposition to Burkle and requests you simply discard any Gold proxy card you may receive from him.

We thank you for your continued support,

THE BOARD OF DIRECTORS OF BARNES & NOBLE

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm
assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 456-3422
Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by Burkle and Yucaipa.

2010 Annual Meeting materials may also be found at
http://www.bn2010annualmeeting.com

Important Information and Certain Information Regarding Participants

On August 25, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2010 Annual Meeting and has mailed the definitive proxy statement to its stockholders. The definitive proxy statement contains information regarding the names, affiliations and interests of Barnes & Noble’s directors, its director nominees and certain of its officers that may be deemed, along with Barnes & Noble, to be participants in the solicitation of Barnes & Noble’s stockholders in connection with its 2010 Annual Meeting. Security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov, at Barnes & Noble’s website at www.barnesandnobleinc.com and from Barnes & Noble by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

Safe Harbor

This communication contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.

This communication includes projected financial performance information from Barnes & Noble’s 2011 financial plan. These projections are necessarily based upon a variety of estimates and assumptions which, through currently considered reasonable by Barnes & Noble, may not be realized and are inherently subject, in addition to the specific risks identified above, to business, economic, competitive, industry, market and financial uncertainties and contingencies, many of which are beyond Barnes & Noble’s control. There can be no assurance that the assumptions made in preparing the projected financial performance information will prove accurate. Accordingly, actual results may differ materially from the results projected.

APPENDIX A

Barnes & Noble College Booksellers EBITDA Reconciliation

Pro Forma Fiscal 2010 ($ 000’s)

12 Month Operating Profit	$49,241

Depreciation & Amortization	37,350

12 Month EBITDA	$86,591

Pre-Acquisition Adjustments:
Seller Paid Employee Bonuses	96,861
Gain on Transfer of Stock	(72,466)
Non-Cash Asset Impairments	6,163
Total Pre-Acquisition Adjustments	$30,558

12 Month Adjusted EBITDA	$117,149